                                                              Exhibit (b)(10)(A)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statements of Additional Information constituting part of this Post-Effective Amendment No. 3 under the Securities Act of 1933 and Amendment No.6 under the Investment Company Act of 1940 to the registration statement of the CIGNA Variable Annuity Separate Account I on Form N-4 of our reports dated February 11, 1997 and February 20, 1997, relating to the financial statements of CIGNA Life Insurance Company and of the CIGNA Variable Annuity Separate Account I of CIGNA Life Insurance Company, respectively, which appear in such Statements of Additional Information. We also consent to the reference to us under the heading "Experts" in such Statements of Additional Information.

PRICE WATERHOUSE LLP
Hartford, Connecticut
April 22, 1997